Exhibit 99.9

Report of Independent Auditors

and Combined Financial Statements

BLACK SWAN SUBJECT COMPANIES

December 31, 2022 and 2021

BLACK SWAN SUBJECT COMPANIES

Report of Independent Auditors

The Board of Managers

Black Swan Permian, LLC and Black Swan Operating, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying combined financial statements of Black Swan Permian, LLC and Black Swan Operating, LLC (the “Black Swan Subject Companies” or the “Company”), as defined in Note 1 to the combined financial statements, which comprise the combined balance sheets as of December 31, 2022 and 2021, and the related combined statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Black Swan Subject Companies, as defined in Note 1 to the combined financial statement, as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Black Swan Subject Companies and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Black Swan Subject Companies’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Black Swan Subject Companies’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Black Swan Subject Companies’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Dallas, Texas

April 14, 2023

BLACK SWAN SUBJECT COMPANIES

Combined Balance Sheets

December 31, 2022 and 2021

(in thousands)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,074	$4,580
Accounts receivable, net	43,376	7,050
Prepaid expenses and other current assets	690	59

Total current assets	47,140	11,689
Oil and gas property and equipment, based on successful efforts method of accounting, net	621,018	284,846
Other property and equipment, net	12,588	9,798

Total assets	$680,746	$306,333

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$36,386	$883
Oil and gas sales payable	7,662	3,130
Affiliate payable	23,602	47
Accrued liabilities	33,584	8,931

Total current liabilities	101,234	12,991
Noncurrent liabilities:
Asset retirement obligations	5,753	4,998

Total noncurrent liabilities	5,753	4,998

Total liabilities	106,987	17,989

Commitments and contingencies (Note 8)
Members’ equity	573,759	288,344

Total liabilities and members’ equity	$680,746	$306,333

See notes to the combined financial statements.

BLACK SWAN SUBJECT COMPANIES

Combined Statements of Operations

Years ended December 31, 2022 and 2021

(in thousands)

	Year Ended December 31,
	2022	2021
REVENUES:
Crude oil, natural gas, and NGL sales	$220,298	$26,279
Saltwater disposal revenues	78	75

Total revenues	220,376	26,354
OPERATING EXPENSES:
Lease operating and workover expenses	35,846	8,638
Exploration expense	104	27
Severance and ad valorem taxes	11,160	1,348
Depletion, depreciation and amortization expense	60,936	8,483
Acquisition-related costs	51	940
General and administrative	5,366	4,880

Total operating expenses	113,463	24,316

Income from operations	106,913	2,038
OTHER INCOME:
Other income	30	—

Total other income	30	—

INCOME BEFORE INCOME TAXES	106,943	2,038
Income tax expense	(2,961)	—

NET INCOME	$103,982	$2,038

See notes to the combined financial statements.

BLACK SWAN SUBJECT COMPANIES

Combined Statements of Equity

Years ended December 31, 2022 and 2021

(in thousands)

	Year Ended December 31,
	2022	2021
Beginning Balance	$288,344	$145,026
Contributions from parent, net	181,433	141,280
Net income	103,982	2,038

Ending Balance	$573,759	$288,344

See notes to the combined financial statements.

BLACK SWAN SUBJECT COMPANIES

Combined Statements of Cash Flows

Years ended December 31, 2022 and 2021

(in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$103,982	$2,038
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation and amortization	60,673	8,397
Accretion expense	263	86
Gain on sale of assets	(30)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(36,326)	(4,420)
Prepaid expenses and other current assets	(631)	536
Accounts payable	35,503	558
Oil and gas sales payable	4,532	2,163
Affiliate payable, net	23,555	96
Accrued liabilities	24,653	8,200
Other	(59)	—

Net cash provided by operating activities	216,115	17,654

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties	(380,960)	(49,690)
Acquisitions of oil and gas properties	(14,278)	(102,634)
Acquisitions of other property and equipment	(3,846)	(2,526)
Proceeds from disposition of assets	30	—

Net cash used in investing activities	(399,054)	(154,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from parent, net	181,433	141,280

Net cash provided by financing activities	181,433	141,280

Net (decrease) increase in cash and cash equivalents	(1,506)	4,084
Cash and cash equivalents at beginning of year	4,580	496

Cash and cash equivalents at end of year	$3,074	$4,580

See notes to the combined financial statements.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 1. Organization and Summary of Significant Accounting Policies

Description

Black Swan Permian, LLC, (“BSP”) was formed on November 28, 2018 as a wholly owned subsidiary of Black Swan Oil & Gas, LLC (“BSOG”). BSP owns working interests in various oil and gas properties in the Permian Basin in West Texas. The existing properties of BSP are primarily located in Martin County, Texas, which is prospective for the horizontal development of the Spraberry, Wolfcamp and other oil-weighted formations in the Midland Basin, a sub-basin of the Permian Basin.

Black Swan Operating, LLC, (“BSO”) was formed on October 11, 2017 as a wholly owned subsidiary of BSOG and is the operating entity for the oil and gas activities of BSP.

Black Swan EmployerCo, LLC, (“BSE”) was formed on October 17, 2017 as a wholly owned subsidiary of BSOG to provide general administrative and management services to BSO.

Basis of Presentation of Combined Financial Statements

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The combined financial statements have been prepared on a “carve-out” basis and derived from the historical results of operations, assets and liabilities of BSP and BSO along with an allocation of general and administrative expenses from BSE (collectively, the combined historical financial statements of BSP and BSO along with the allocation of general and administrative expenses of BSE are hereafter referred to as “Black Swan Subject Companies”).

The historical costs and expenses reflected in the combined financial statements of Black Swan Subject Companies include an allocation for certain corporate and shared service functions historically provided by BSE, including, but not limited to, executive oversight, accounting, treasury, tax, human resources, procurement, and other shared services. These expenses have been allocated to Black Swan Subject Companies and other affiliates of Black Swan Subject Companies on the basis of revenue, which is considered to be a reasonable reflection of the historical utilization levels of these services. The Black Swan Subject Companies believe the assumptions underlying its combined financial statements, including the assumptions regarding the allocation of general corporate expenses from BSE, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had Black Swan Subject Companies operated as a standalone company during the periods presented and may not reflect its combined results of operations, financial position and cash flows had it operated as a standalone company during the periods presented herein. Actual costs that would have been incurred if Black Swan Subject Companies had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including human resources.

All significant intercompany accounts and transactions between the businesses comprising BSP and BSO have been eliminated in the accompanying combined financial statements. In addition, certain historical assets of Black Swan Subject Companies, such as portions of other property and equipment and prepaid assets, among others, have been excluded from these combined financial statements.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Use of Estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ significantly from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include the carrying value of proved and unproved oil and gas properties, fair value measurements for acquisitions and asset retirement obligations.

Cash and Cash Equivalents

Black Swan Subject Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, the amount of cash and cash equivalents may exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”).

On March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. If the financial institution with whom the Black Swan Subject Companies conduct business were to be placed into receivership, it may be unable to access the cash it has on deposit with such institution. If the Black Swan Subject Companies are unable to access its cash and cash equivalents as needed, its financial position and ability to operate its business could be adversely affected.

Accounts Receivable

Accounts receivable, joint interest owners, consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date. Accounts receivable, oil and gas sales, consist of uncollateralized accrued net revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. Black Swan Subject Companies review accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects the best estimate of the amount that may not be collectible. No such allowance was considered necessary at December 31, 2022 and 2021.

Fair Value Measurements

Certain assets and liabilities of Black Swan Subject Companies are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price.” Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques and requires that assets and liabilities are classified in their entirety based on the lowest level input that is significant to the fair value measurement.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

This hierarchy consists of three broad levels:

•	Level 1 – Observable inputs that are based upon quoted market prices for identical assets and liabilities within active markets.

•

Level 2 – Observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•

Level 3 – Inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

Oil and Gas Properties

Black Swan Subject Companies account for its oil and gas operations using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, all development wells, and undeveloped leases are capitalized. Oil and gas lease acquisition costs, including brokerage costs, commissions, and recording fees, are also capitalized. Exploration costs, geological, and geophysical expenses, and delay rentals for oil and gas leases are charged to expense as incurred.

Unproved oil and gas properties consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the leases expire or when Black Swan Subject Companies specifically identify leases that will revert to the lessor, at which time it expenses the associated unproved lease acquisition costs to exploration costs. Lease acquisition costs related to successful drilling are reclassified to proved oil and gas properties. No lease expirations were included as exploration costs in the combined statements of operations for the years ended December 31, 2022 and 2021.

Capitalized costs related to proved oil and gas properties, including wells and related support equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover net capitalized costs related to proved properties, then Black Swan Subject Companies would recognize an impairment charge in earnings equal to the difference between the net capitalized costs related to proved properties and their estimated fair values. The fair value of properties is based on the present value of the related future net cash flows. No impairments of proved properties was recorded for the years ended December 31, 2022 and 2021.

Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. No impairment of unproved properties was recorded for the years ended December 31, 2022 or 2021.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Depreciation, Depletion and Amortization

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one barrel of oil equivalent (“Boe”), and one barrel of natural gas liquids (“NGLs”) to one Boe. The ratios of six Mcf of natural gas to one Boe and one barrel of NGLs to one Boe do not assume price equivalency and, given price differentials, the price for a Boe for natural gas may differ significantly from the price for a barrel of oil. Capitalized costs of proved mineral interests are depleted over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depleted over estimated proved developed reserves. If unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties. Depletion expense for proved oil and gas properties was $59.6 million and $7.7 million for the years ended December 31, 2022 and 2021, respectively. Upon the sale of a complete unit of proved oil and gas properties, the cost and related accumulated depreciation and depletion are eliminated from the property accounts, and the resulting gain or loss is recognized in the combined statements of operations. Upon the sale of a partial interest in proved oil and gas properties, the proceeds received are treated as a reduction of the costs of the interest retained if doing so does not significantly affect the unit-of-production amortization rate.

Upon the sale of an entire interest in unproved oil and gas properties, the gain or loss on the sale is recognized in the combined statements of operations. If a partial interest in unproved oil and gas properties is sold, the proceeds received are treated as a reduction of the cost of the related properties with no recognition of gain or loss.

Acquisition of Oil and Gas Properties

Black Swan Subject Companies account for its acquisitions that qualify as a business using the acquisition method under Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method, assets acquired and liabilities assumed are recognized and measured at their fair values. The use of fair value accounting requires the use of significant judgment since some transaction components do not have fair values that are readily determinable. The excess, if any, of the purchase price over the net fair value amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Conversely, if the fair value of assets acquired exceeds the purchase price, including liabilities assumed, the excess is immediately recognized in earnings as a bargain purchase gain.

Acquisition-related costs consisting of costs for acquisitions and land department projects related to acquisitions in progress are expensed as incurred and recognized in the combined statements of operations. Acquisition-related costs amounted to $0.1 million and $0.9 million for the years ended December 31, 2022 and 2021, respectively.

Other Property and Equipment

Other property and equipment consist of saltwater disposal facilities, water source wells, facilities and equipment, which are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, currently between five to fifteen years.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and gas properties. The fair value of asset retirement obligations is recorded in the year in which wells are drilled or acquired with a corresponding increase in the carrying amount of oil and gas properties. The liability is accreted for the change in its present value each year and the capitalized cost is depreciated using the units-of-production method. The liability is adjusted for changes resulting from revisions to the timing or the amount of the original estimate of costs to plug the well when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized in the combined statements of operation. Accretion of the discount on asset retirement obligations is charged to expense. Asset retirement obligations are considered a non-recurring level 3 fair value measurement.

Revenue Recognition

Revenues from the sale of oil and gas are recognized as the product is delivered to the customers’ custody transfer points and collectability is reasonably assured. Black Swan Subject Companies fulfill the performance obligations under its customer contracts through daily delivery of oil and gas to its customers’ custody transfer points and revenues are recorded on a monthly basis. The prices received for oil and gas sales under the contracts of Black Swan Subject Companies are generally derived from stated market prices which are then adjusted to reflect deductions, including transportation, fractionation and processing. As a result, revenues from the sale of oil and gas will decrease if market prices decline. The sales of oil and gas as presented on the combined statements of operations represent the share of revenues of Black Swan Subject Companies net of royalties and excluding revenue interests owned by others. When selling oil and gas on behalf of royalty owners or working interest owners, Black Swan Subject Companies act as an agent and thus reports the revenue on a net basis. To the extent actual volumes and prices of oil and gas sales are unavailable for a given reporting year because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded. Black Swan Subject Companies record differences between estimates and actuals in the month payment is received and such differences have historically been insignificant.

Revenues from the disposal of saltwater are recognized as the saltwater is disposed and collectability is reasonably assured. Black Swan Subject Companies fulfill the performance obligations under its customer contracts through daily acceptance of saltwater at its disposal facility and revenues are recorded on a monthly basis. The rates charged for saltwater disposal are defined in each customer’s contract. The fees for disposal of saltwater as presented on the combined statements of operations represent the share of revenues of Black Swan Subject Companies excluding revenue interests owned by others. When collecting saltwater disposal fees on behalf of working interest owners, Black Swan Subject Companies act as an agent and thus reports the revenue on a net basis. To the extent actual volumes of saltwater disposals are unavailable for a given reporting year because of timing or information not received, the expected sales volumes for those customers are estimated and recorded.

Exploration Costs

Exploration costs include general land scoping costs, lease expirations, delay rentals, geological and geophysical costs and dry hole costs. For the years ended December 31, 2022 and 2021, Black Swan Subject Companies incurred exploration costs of $0.1 million to research and develop plans for potential acquisitions.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Income Taxes

As a limited liability companies, Black Swan Subject Companies are not liable for federal income taxes. Income and losses of Black Swan Subject Companies are reported in the income tax return of each member. Thus, all tax expense and liabilities arising from the operations of Black Swan Subject Companies, with the exception of Texas margin tax, are the responsibility of its members. Black Swan Subject Companies use the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted.

In the event Black Swan Subject Companies incur interest or penalties in connection with income taxes, such amounts are included in income tax expense on the combined statements of operations. The provision for deferred incomes taxes amounted to $2.9 million for the year ended December 31, 2022. Deferred income taxes for the year ended December 31, 2021 were immaterial and therefore no provision was recorded. Black Swan Subject Companies did not incur interest or penalties in connection with income taxes during the years ended December 31, 2022 and 2021. For additional information regarding income taxes, please see “— Note 9. Income Taxes.”

At December 31, 2022 and 2021, there are no uncertain tax positions that require disclosure in the combined financial statements. The federal and state income tax returns for the year ended 2022 of Black Swan Subject Companies have not been filed at the date of this report.

Leases

On January 1, 2022, Black Swan Subject Companies adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and all subsequent amendments to the ASU (collectively, “ASC 842”), which requires the assets and liabilities that arise from leases to be recognized on the balance sheet. ASC 842 requires the lessee to recognize a lease liability equal to the present value of the lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term for all leases longer than 12 months.

Black Swan Subject Companies have adopted the following practical expedients: (a) not to apply the recognition requirements in the leases standard to short-term leases and recognize lease payments in the combined statement of operations (a lease that at commencement date has an initial term of 12 months or less and does not contain a purchase option the company is reasonably certain to exercise), (b) to not reassess whether a contract is or contains a lease, lease classification, and initial direct costs, (c) to not reassess certain land easements in existence prior to January 1, 2019, and (d) to adopt the modified retrospective approach for all leases existing at or entered into after the initial date of adoption. No cumulative-effect adjustment to retained earnings was required as a result of the modified retrospective approach and no lease liabilities or right-of-use assets were recognized.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

For the years ended December 31, 2022 and 2021, the Black Swan Subject Companies recorded short-term lease payments in the combined statements of operations in the amount of $0.2 million. For the years ended December 31, 2022 and 2021, the Black Swan Subject Companies recorded short-term lease payments in oil and gas properties in the combined balance sheets in the amount of $16.9 million and $2.7 million, respectively. These lease costs primarily relate to drilling rigs and other equipment used in development of our oil and gas properties under short-term lease contracts that we are not reasonably certain to renew.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Oil and Natural Gas Sales Payable

Oil and gas sales payable represents amounts collected from purchasers for oil and gas sales which are either revenues due to other revenue interest owners or severance taxes due to the respective state or local tax authorities. Generally, Black Swan Subject Companies are required to remit amounts due under these liabilities within 60 days of the end of the month in which the related production occurred.

Production Costs

Production costs, including pumpers’ salaries, electricity, saltwater disposal, insurance, COPAS overhead, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expenses on the combined statements of operations.

Contributions From Parent, Net

Contributions from parent, net, consists of the amounts contributed by BSOG for intercompany amounts due to or from BSOG which are forgiven and treated as contributions or distributions of capital and other general and administrative expenses allocated to Black Swan Subject Companies. Black Swan Subject Companies have been dependent upon BSOG for most of its working capital and financing requirements. BSOG uses a centralized approach to cash management and financing of its operations. Financial transactions related to BSP and BSO are accounted for through the parent investment account. Accordingly, none of the cash, cash equivalents or debt at BSOG have been included in these combined financial statements. Transactions with BSOG are reflected in the accompanying combined statements of members’ equity as “Contributions from parent, net” and in the accompanying combined balance sheets within “Members’ equity.”

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 2. Accounts Receivable

Components of accounts receivable include the following (in thousands):

	December 31,
	2022	2021
Crude oil, natural gas and NGL Sales	$36,230	$5,427
Joint interest billings	7,146	1,623

Gross accounts receivable	43,376	7,050
Allowance for doubtful accounts	—	—

Net accounts receivable	$43,376	$7,050

As of January 1, 2021, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $0.7 million.

Note 3. Oil and Natural Gas Properties

Capitalized Costs

The following table reflects the aggregate capitalized costs associated with Black Swan Subject Companies (in thousands):

	December 31,
	2022	2021
Oil and natural gas properties:
Proved properties	$633,474	$178,747
Unproved properties	63,052	121,990

Total oil and gas properties	696,526	300,737
Less: Accumulated depreciation, depletion and amortization	(75,508)	(15,891)

Oil and gas properties, net	$621,018	$284,846

Acquisitions

On July 8, 2021, Black Swan Subject Companies acquired leasehold and working interests in proved and unproved oil and natural gas properties from Diamondback E&P LLC for total consideration of approximately $14.6 million, subject to customary post-closing adjustments. The transaction was accounted for as an asset acquisition.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

In a series of transactions that occurred during the month of December 2021, Black Swan Subject Companies acquired leasehold and working interests in proved and unproved oil and natural gas properties from undisclosed seller and certain non-operated interests in the same properties for an initial purchase price of $69.1 million, subject to customary post-closing adjustments. The transaction was accounted for as a business combination and the net assets acquired were recorded at their fair values as summarized below (in thousands):

Fair value of consideration transferred:
Cash paid to seller	$69,113

Total fair value of consideration transferred	$69,113

Assets acquired:
Oil and gas properties
Proved	$38,222
Unproved	31,316

Total assets acquired	$69,538

Liabilities assumed:
Asset retirement obligations	$425

Total liabilities assumed	$425

Net assets acquired	$69,113

Acquisition-related costs for this transaction amounted to $0.7 million.

On December 16, 2021, Black Swan Subject Companies acquired leasehold interests in unproved oil and natural gas properties from undisclosed sellers for consideration of $18.6 million. The transaction was accounted for as an asset acquisition.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

In a series of transactions that occurred during the month of May 2022, Black Swan Subject Companies acquired royalty interests and working interests in proved and unproved oil and natural gas properties from undisclosed sellers for an initial purchase price of $7.7 million, subject to customary post-closing adjustments. The transaction was accounted for as a business combination and the net assets acquired were recorded at their fair values, as summarized below (in thousands):

Fair value of consideration transferred:
Cash paid to seller	$7,726

Total fair value of consideration transferred	$7,726

Assets acquired:
Oil and gas properties
Proved	$7,990

Total assets acquired	$7,990

Liabilities assumed:
Asset retirement obligations	$264

Total liabilities assumed	$264

Net assets acquired	$7,726

On July 14, 2022, Black Swan Subject Companies acquired leasehold interests and working interests in proved oil and natural gas properties from COG Operating LLC for consideration of $10.1 million. The transaction was accounted for as an asset acquisition.

On November 18, 2022, Black Swan Subject Companies acquired working interests in proved and unproved oil and natural gas properties from Endeavor Energy Resources, L.P. in exchange for (a) approximately $0.8 million of cash and (b) other working interests in proved and unproved oil and natural gas properties, subject to customary post-closing adjustments. The transaction was accounted for as an asset acquisition.

Note 4. Other Property and Equipment

Other property and equipment consists of the following (in thousands):

	December 31,
	2022	2021
Commercial disposal well and other surface assets	$12,664	$8,928
Land	2,392	2,371

Total property and equipment	15,056	11,299
Less: accumulated depreciation	(2,468)	(1,501)

Other property and equipment, net	$12,588	$9,798

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 5. Revenue

Disaggregation of Revenue

The following table presents the disaggregation of crude oil, natural gas and NGL revenue of Black Swan Subject Companies (in thousands):

	Year Ended December 31,
	2022	2021
Crude oil	$208,211	$24,471
Natural gas	3,498	564
NGLs	8,589	1,244

Total crude oil, natural gas and NGL sales, net	$220,298	$26,279

Note 6. Asset Retirement Obligations

The following table presents changes in asset retirement obligations of Black Swan Subject Companies (in thousands):

	Year Ended December 31,
	2022	2021
Asset retirement obligations at beginning of year	$4,998	$4,539
Liabilities incurred	523	1,189
Revision of estimated obligation	28	(816)
Liabilities settled	(59)	—
Accretion expense on discounted obligation	263	86

Asset retirement obligations at end of year	$5,753	$4,998

Note 7. Fair Value Measurements

The carrying values of cash, accounts receivable, other current assets, accounts payable and accrued expenses included in the accompanying combined balance sheets approximated fair value at December 31, 2022 and 2021.

Note 8. Commitments and Contingencies

Litigation

From time to time, Black Swan Subject Companies are subject to legal proceedings and claims that arise in the ordinary course of business. Like other oil and natural gas producers and marketers, operations are subject to extensive and rapidly changing federal and state environmental, health and safety, and other laws and regulations governing air emissions, wastewater discharges, and solid and hazardous waste management activities. Black Swan Subject Companies are not currently a party to any material legal proceeding and is not aware of any material legal or governmental proceedings, or contemplated to be brought against it.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Black Swan Subject Companies are subject to the Texas margin tax.

The components of the provision for income taxes from continuing operations of Black Swan Subject Companies for the year ended December 31, 2022 is as follows (in thousands):

Year Ended December 31, 2022
Current
Federal	$—
State	—

Total current	—
Deferred
Federal	—
State	2,961

Total deferred	2,961

Total income tax provision	$2,961

The difference in the income tax provision of the Black Swan Subject Companies calculated using its effective rate of 2.8% for the year ended December 31, 2022, from the amounts calculated by applying the U.S. federal income tax rate to its pretax income were due to the following items (in thousands):

Year Ended December 31, 2022
Net income before taxes	$106,943
Statutory rate	21%

Income tax provision computed at statutory rate	$22,458
Reconciling items:
Income not subject to corporate income taxes	(22,458)
State income taxes	2,961

Provision for income taxes	$2,961

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

The components of the Black Swan Subject Companies net deferred tax asset and liability were as follows (in thousands):

December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$—

Total deferred tax assets	—
Valuation allowance	—

Deferred tax assets after valuation allowance	$—
Deferred tax liabilities:
State tax	$2,961

Total deferred tax liabilities	$2,961

Total net deferred tax liability	$2,961

Note 10. Concentrations of Credit Risk

The financial condition, results of operations, and capital resources of Black Swan Subject Companies are highly dependent upon the prevailing market prices of, and supply and demand for, oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of Black Swan Subject Companies. These factors include the level of global and regional supply and demand for petroleum products, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, overall economic conditions, both foreign and domestic, and the threat, occurrence, potential duration or other implications of epidemic or pandemic diseases.

Black Swan Subject Companies cannot predict future oil and gas prices with any degree of certainty. Sustained weakness in oil and natural gas prices may adversely affect the financial condition and results of operations of Black Swan Subject Companies and may also reduce the amount of net oil and gas reserves that it can produce economically. Similarly, any improvement in oil and gas prices can have a favorable impact on the financial condition, results of operations and capital resources of Black Swan Subject Companies.

The customer concentration of Black Swan Subject Companies may impact its overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and gas industry.

Substantially all of the oil and natural gas sales for the years ended December 31, 2022 and 2021 of Black Swan Subject Companies are with two significant purchasers. Each purchaser accounted for more than 10% of the revenue of Black Swan Subject Companies. These purchasers also account for significantly all of the oil and gas accounts receivable of Black Swan Subject Companies. The loss of any of these purchasers could materially and adversely affect revenues in the short-term. However, Black Swan Subject Companies believe that the loss of any of its purchasers would not have a long-term material adverse effect on its financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Black Swan Subject Companies manage credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Black Swan Subject Companies routinely assess the financial strength of its customers, and based upon factors surrounding the credit risk, establish an allowance, if required, for uncollectible accounts. As a result, Black Swan Subject Companies believe that its accounts receivable credit risk exposure beyond such allowance is limited.

Note 11. Affiliates

BSOG is controlled by EnCap Energy Capital Fund XI, LP (“Fund XI”), which is managed by EnCap Investments, LP (the “EnCap Investor”). In addition to Fund XI, the EnCap Investor manages several other funds, including EnCap Energy Capital Fund X, LP (“Fund X”). Effective as of February 14, 2020, Black Swan Subject Companies and PetroLegacy, an affiliate of Fund X, entered into a water disposal agreement, whereby Black Swan Subject Companies would dispose of PetroLegacy’s produced saltwater into its commercially permitted disposal well. For Black Swan Subject Companies, this resulted in $0.1 million of revenue for the years ended December 31, 2022 and 2021.

Black Swan Subject Companies own non-operated working interests and royalty interests in several PetroLegacy operated wells. For the years ended December 31, 2022 and 2021, this resulted in the portion of capital expenditures of oil and gas properties of Black Swan Subject Companies of $34.5 million and $3.9 million, respectively. For the year ended December 31, 2022, Black Swan Subject Companies had net revenue of $16.8 million and expenses of $0.7 million associated with these non-operated working interests and royalty interests. There were no revenues or expenses associated with these non-operated working interests and royalty interests for the year ended December 31, 2021.

Certain costs for corporate and shared service functions incurred by BSE have been allocated to the Black Swan Subject Companies. These allocated costs were $5.4 million and $4.9 million for the years ended December 31, 2022 and 2021, respectively, and are reflected as “general and administrative” in the accompanying combined statements of operations.

The Black Swan Subject Companies have various transactions with companies that are considered affiliates due to common ownership by the EnCap Investor. Amounts due to affiliates were $23.6 million and $0.1 million at December 31, 2022 and 2021, respectively, and are reflected as “affiliate payable” in the accompanying combined balance sheets.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 12. Supplemental Disclosures to Combined Financial Statements

Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,
	2022	2021
Accrued oil and gas capital expenditures	$25,849	$7,380
Accrued lease operating and workover expenses	3,892	972
Deferred taxes	2,961	—
Accrued compensation costs	861	552
Other	21	27

Accrued liabilities	$33,584	$8,931

Supplemental Cash Flow Information

The following table provides certain supplemental cash flow information for the periods indicated (in thousands):

	December 31,
	2022	2021
Supplemental Disclosure of Non-Cash Information:
Asset retirement obligations capitalized	$551	$373

Note 13. Subsequent Events

On April 3, 2023, Ovintiv Inc. announced it had entered into a definitive purchase agreement to purchase the Black Swan Subject Companies, with an effective date of January 1, 2023. The purchase of the Black Swan Subject Companies is expected to close during the second fiscal quarter, subject to the satisfaction of customary closing conditions and customary closing adjustments.

In preparing the accompanying combined financial statements of Black Swan Subject Companies, management has evaluated all subsequent events and transactions for potential recognition or disclosure through April 14, 2023, the date the combined financial statements of Black Swan Subject Companies were available for issuance and concluded there were no other material subsequent events other than as described above.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

Note 14. Supplemental Oil and Gas Information (Unaudited)

Net Proved Oil, NGL and Natural Gas Reserves

For the years ended December 31, 2022 and 2021, Black Swan Subject Companies utilized LaRoche Petroleum Consultants, Ltd. in the preparation of its oil and gas reserves. In accordance with Securities and Exchange Commission (“SEC”) regulations, the reserves as of December 31, 2022 and 2021 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The reserves of Black Swan Subject Companies are reported in three streams; crude oil, natural gas and NGLs.

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas and NGLs for the years ended December 31, 2022 and 2021, all of which are located within the United States:

	Year ended December 31, 2022
	Crude Oil (Bbl)	Natural Gas (Mcf)	Liquids (Bbl)	Total Boe
Proved reserves as of December 31, 2021	19,701,664	26,058,936	5,934,808	29,979,628
Revisions of previous estimates	(52,804)	(5,197,998)	(793,578)	(1,712,715)
Extensions, discoveries and other additions	36,399,552	56,263,645	13,714,262	59,491,088
Production	(2,294,457)	(841,987)	(254,533)	(2,689,321)
Sales of minerals in place	—	—	—	—
Purchase of minerals in place	89,133	43,876	11,609	108,055

Proved reserves as of December 31, 2022	53,843,088	76,326,472	18,612,568	85,176,735

Proved developed reserves
Beginning of year	3,277,891	2,410,025	550,133	4,229,695
End of year	14,033,525	14,173,075	3,462,681	19,858,385
Proved undeveloped reserves
Beginning of year	16,423,775	23,648,906	5,384,674	25,749,934
End of year	39,809,558	62,153,387	15,149,887	65,318,342

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

	Year ended December 31, 2021
	Crude Oil (Bbl)	Natural Gas (Mcf)	Liquids (Bbl)	Total Boe
Proved reserves as of December 31, 2020	718,714	301,005	64,707	833,589
Revisions of previous estimates	623,729	340,389	85,516	765,976
Extensions, discoveries and other additions	17,979,452	25,529,885	5,812,959	28,047,391
Production	(334,925)	(142,573)	(35,387)	(394,074)
Sales of minerals in place	—	—	—	—
Purchase of minerals in place	714,694	30,230	7,013	726,746

Proved reserves as of December 31, 2021	19,701,664	26,058,936	5,934,808	29,979,628

Proved developed reserves
Beginning of year	718,714	301,005	64,707	833,589
End of year	3,277,891	2,410,025	550,133	4,229,695
Proved undeveloped reserves
Beginning of year	—	—	—	—
End of year	16,423,775	23,648,906	5,384,674	25,749,934

For the year ended December 31, 2022, extensions, discoveries and other additions resulted primarily from the addition of 75 proved undeveloped locations for 55,939,335 Boe and 3,551,753 Boe from new wells drilled.

For the year ended December 31, 2021, extensions, discoveries and other additions resulted primarily from the addition of 57 proved undeveloped locations for 25,749,934 Boe and 2,297,457 Boe from new wells drilled.

Standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

The estimates of future cash flows and future production and development costs as of December 31, 2022 and 2021 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the “as of date” forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGL and natural gas reserves, less the tax basis of the oil and natural gas properties of Black Swan Subject Companies. The estimated future net cash flows are then discounted at a rate of 10%.

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

	December 31,
	2022	2021
Future cash inflows	$6,303,482	$1,551,807
Future production costs	(1,308,482)	(401,556)
Future development and abandonment costs	(935,058)	(291,214)
Future income taxes	(33,093)	(8,147)

Future net cash flows	4,026,849	850,890
10% annual discount for estimated timing of cash flows	(1,827,006)	(389,836)

Standardized measure of discounted future net cash flows	$2,199,843	$461,054

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the proved reserves of Black Swan Subject Companies. Black Swan Subject Companies caution that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

BLACK SWAN SUBJECT COMPANIES

Notes to Combined Financial Statements

December 31, 2022 and 2021

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

	December 31,
	2022	2021
Standardized measure of discounted future net cash flows at January 1	$461,054	$4,969
Net change in prices and production costs	384,037	14,143
Changes in estimated future development and abandonment costs	(15,314)	(55)
Sales of crude oil and natural gas produced, net of production costs	(170,396)	(15,341)
Extensions, discoveries and improved recoveries, less related costs	1,379,643	438,440
Purchases (sales) of minerals in place, net	1,686	11,997
Revisions of previous quantity estimates	(41,407)	10,750
Development costs incurred during the period	171,908	—
Change in income taxes	(13,787)	(4,799)
Accretion of discount	46,597	509
Change in timing of estimated future production and other	(4,178)	441

Net change	1,738,789	456,085
Standardized measure of discounted future net cash flows at December 31	$2,199,843	$461,054

Estimates of economically recoverable oil, NGL and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGL and natural gas may differ materially from the amounts estimated.